Condensed Consolidated Interim Statements of Earnings (Loss) and Comprehensive Income (Loss)
(Unaudited - Expressed in thousands of U.S. Dollars, except per share amounts)

		Three months ended March 31
	Notes	2017	2016
REVENUE
Petroleum and natural gas sales, net of royalties	4	$22,461	$17,427
Finance revenue		25	237
		22,486	17,664

EXPENSES
Production and operating		10,123	13,121
Transportation costs		198	—
Selling costs		—	828
General and administrative		4,446	3,523
Foreign exchange (gain) loss		(15)	5,391
Finance costs	5	1,548	1,429
Depletion, depreciation and amortization	10	8,512	10,016
Accretion	11	60	—
Realized derivative loss on commodity contracts		—	258
Unrealized derivative loss on commodity contracts	3	3,729	—
Unrealized (gain) loss on financial instruments	13	151	(1,631)
Impairment of exploration and evaluation assets	9	1,191	—
		29,943	32,935

Earnings (loss) before income taxes		(7,457)	(15,271)

Income tax expense (recovery) – current		5,420	3,175
– deferred		—	(2,197)
		5,420	978
NET EARNINGS (LOSS) FOR THE PERIOD		$(12,877)	$(16,249)

OTHER COMPREHENSIVE (LOSS) INCOME
Currency translation adjustments		(583)	—
COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD		$(13,460)	$(16,249)

Earnings (loss) per share
Basic		$(0.18)	$(0.23)
Diluted		$(0.18)	$(0.23)
See accompanying notes to the Condensed Consolidated Interim Financial Statements.

Q1-2017	1

Condensed Consolidated Interim Balance Sheets
(Unaudited - Expressed in thousands of U.S. Dollars)

		As at	As at
	Notes	March 31, 2017	December 31, 2016
ASSETS
Current
Cash and cash equivalents	6	$21,324	$31,468
Restricted cash	7	16,372	18,323
Accounts receivable		21,842	14,836
Prepaids and other		1,865	1,772
Product inventory	8	22,529	19,602
		83,932	86,001
Non-Current
Intangible exploration and evaluation assets	9	115,126	105,869
Property and equipment
Petroleum and natural gas assets	10	200,684	210,027
Other assets	10	3,944	4,245
		$403,686	$406,142

LIABILITIES
Current
Accounts payable and accrued liabilities		$30,407	$24,529
Convertible debentures	13	—	72,655
Derivative commodity contracts	3	3,729	—
Current portion of note payable	12	7,037	5,581
		41,173	102,765
Non-Current
Note payable	12	4,222	5,581
Long-term debt	12	73,549	—
Asset retirement obligation	11	12,308	12,099
Other long-term liabilities		359	381
		131,611	120,826

SHAREHOLDERS’ EQUITY
Share capital	15	152,084	152,084
Accumulated other comprehensive income		(583)	—
Contributed surplus		22,914	22,695
Retained earnings		97,660	110,537
		272,075	285,316
		$403,686	$406,142
See accompanying notes to the Condensed Consolidated Interim Financial Statements.
Approved on behalf of the Board:
Signed by:

“Ross G. Clarkson”	“Fred J. Dyment”

Ross G. Clarkson	Fred J. Dyment
President and CEO	Director
Director

2	Q1-2017

Condensed Consolidated Interim Statement of Changes in Shareholders’ Equity
(Unaudited - Expressed in thousands of U.S. Dollars)

		Three months ended March 31
	Notes	2017	2016

Share Capital
Balance, beginning of period	15	$152,084	$152,084
Balance, end of period		$152,084	$152,084

Contributed Surplus
Balance, beginning of period		$22,695	$21,398
Share-based compensation expense	16	219	426
Balance, end of period		$22,914	$21,824

Accumulated Other Comprehensive Income
Balance, beginning of period		$—	$—
Currency translation adjustment		(583)	—
Balance, end of period		$(583)	$—

Retained Earnings
Balance, beginning of period		$110,537	$198,202
Net earnings (loss) and comprehensive income (loss)		(12,877)	(16,249)
Balance, end of period		$97,660	$181,953
See accompanying notes to the Condensed Consolidated Interim Financial Statements.

Q1-2017	3

Condensed Consolidated Interim Statements of Cash Flows
(Unaudited - Expressed in thousands of U.S. Dollars)

		Three months ended March 31
	Notes	2017	2016
CASH FLOWS RELATED TO THE FOLLOWING ACTIVITIES:

OPERATING
Net earnings (loss) for the period		$(12,877)	$(16,249)
Adjustments for:
Depletion, depreciation and amortization	10	8,512	10,016
Accretion	11	60	—
Deferred lease inducement		(22)	(27)
Impairment of exploration and evaluation assets		1,191	—
Stock-based compensation	16	229	422
Finance costs	5	1,548	1,429
Income tax expense		5,420	978
Unrealized (gain) loss on commodity contracts	3	3,729	—
Unrealized (gain) loss on financial instruments	13	151	(1,631)
Unrealized (gain) loss on foreign currency translation		(19)	5,407
Income taxes paid		(5,420)	(3,175)
Changes in non-cash working capital	19	(4,999)	4,256
Net cash generated by (used in) operating activities		(2,497)	1,426

INVESTING
Additions to intangible exploration and evaluation assets	9	(10,448)	(1,629)
Additions to petroleum and natural gas assets	10	(194)	(2,313)
Additions to other assets	10	(76)	(323)
Changes in restricted cash	7	1,950	(1)
Changes in non-cash working capital	19	2,952	1,214
Net cash generated by (used in) investing activities		(5,816)	(3,052)

FINANCING
Financing costs	5,12	(1,500)	—
Interest paid		(2,191)	(2,347)
Increase in long-term debt	12	75,000	—
Repayment of convertible debentures		(73,375)	—
Net cash generated by (used in) financing activities		(2,066)	(2,347)
Currency translation differences relating to cash and cash equivalents		235	(906)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		(10,144)	(4,879)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		31,468	126,910
CASH AND CASH EQUIVALENTS, END OF PERIOD		$21,324	$122,031
See accompanying notes to the Condensed Consolidated Interim Financial Statements.

4	Q1-2017

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
As at March 31, 2017 and December 31, 2016 and for the periods ended March 31, 2017 and 2016
(Unaudited - Expressed in U.S. Dollars)
1. CORPORATE INFORMATION
TransGlobe Energy Corporation is a publicly listed company incorporated in Alberta, Canada and its shares are listed on the Toronto Stock Exchange (“TSX”) and the Global Select Market of the NASDAQ Stock Market (“NASDAQ”). The address of its registered office is 2300, 250 – 5th Street SW, Calgary, Alberta, Canada, T2P 0R4. TransGlobe together with its subsidiaries ("TransGlobe" or the "Company") is engaged primarily in oil and gas exploration, development and production and the acquisition of properties.
2. BASIS OF PREPARATION
Statement of compliance
These Condensed Consolidated Interim Financial Statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting using accounting policies consistent with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board effective as of March 31, 2017. These Condensed Consolidated Interim Financial Statements do not contain all the disclosures required for full annual financial statements and should be read in conjunction with the December 31, 2016 Consolidated Financial Statements.
These Condensed Consolidated Interim Financial Statements were authorized for issue by the Board of Directors on May 9, 2017.
Basis of measurement
The accounting policies used in the preparation of these Condensed Consolidated Interim Financial Statements were the same as those used in the preparation of the most recent Annual Financial Statements for the year ended December 31, 2016, with the exception of the change in functional currency of TransGlobe Energy Corporation, as described below.
The Company prepared these Condensed Consolidated Interim Financial Statements on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business as they become due. Accordingly, these Condensed Consolidated Interim Financial Statements have been prepared on a historical cost basis, except for cash and cash equivalents that have been measured at fair value.
Functional and presentation currency
In these Condensed Consolidated Interim Financial Statements, unless otherwise indicated, all dollar amounts are presented and expressed in United States (U.S.) dollars. All references to $ are to United States dollars and references to C$ are to Canadian dollars and all values are rounded to the nearest thousand except when otherwise indicated.
Effective January 1, 2017, TransGlobe Energy Corporation's functional currency is the Canadian dollar, and the functional currency of all subsidiaries is the U.S. dollar. It was determined that TransGlobe Energy Corporation's functional currency is now the Canadian dollar mainly because the parent company now owns Canadian producing assets, and therefore generates revenues and incurs costs that are denominated predominantly in Canadian dollars.
Foreign currency translations include the translation of foreign currency transactions and the translation of the Canadian functional currency operation. Foreign currency translations occur when translating transactions in foreign currencies to the applicable functional currency of TransGlobe Energy Corporation and its subsidiaries. Gains and losses from foreign currency transactions are recorded as foreign exchange gains or losses. Translations occur as follows:
• Income and expenses are translated at the prevailing rates on the date of the transaction
• Non-monetary assets or liabilities are carried at the prevailing rates on the date of the transaction
• Monetary items are translated at the prevailing rates at the balance sheet date
Canadian operation translation gains and losses occur when translating the financial statements of TransGlobe Energy Corporation (non-U.S. functional currency) to the U.S. dollar. These translation gains and losses are recorded as currency translation adjustments and presented as other comprehensive income on the Condensed Consolidated Interim Statements of Earnings (Loss) and Comprehensive Income (Loss). Translations occur as follows:
• Income and expenses are translated at the average exchange rates for the period
• Assets and liabilities are translated at the prevailing rates on the balance sheet date
3. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
Fair Values of Financial Instruments
The Company has classified its cash and cash equivalents as assets at fair value through profit or loss, its convertible debentures and derivative commodity contracts as financial liabilities at fair value through profit or loss, which are both measured at fair value with changes being recognized through earnings. Accounts receivable and restricted cash are classified as loans and receivables; accounts payable and accrued liabilities, long-term debt and note payable are classified as other liabilities, all of which are measured initially at fair value, then at amortized cost after initial recognition. Transaction costs attributable to financial instruments classified as other than held-for-trading are included in the recognized amount of the related financial instrument and recognized over the life of the resulting financial instrument using the effective interest rate method.

Q1-2017	5

Carrying value and fair value of financial assets and liabilities are summarized as follows:

	March 31, 2017		December 31, 2016
	Carrying	Fair	Carrying	Fair
Classification (000s)	Value	Value	Value	Value
Financial assets at fair value through profit or loss	$21,324	$21,324	$31,468	$31,468
Loans and receivables	38,214	38,214	33,159	33,159
Financial liabilities at fair value through profit or loss	3,729	3,729	72,655	72,655
Other liabilities	115,215	116,666	35,691	35,691
Assets and liabilities at March 31, 2017 that are measured at fair value are classified into levels reflecting the method used to make the measurements. Fair values of assets and liabilities included in Level 1 are determined by reference to quoted prices in active markets for identical assets and liabilities. Assets and liabilities in Level 2 include valuations using inputs other than quoted prices for which all significant inputs are observable, either directly or indirectly. Level 3 valuations are based on inputs that are unobservable and significant to the overall fair value measurement.
The Company’s cash and cash equivalents, convertible debentures and derivative commodity contracts are assessed on the fair value hierarchy described above. TransGlobe’s cash and cash equivalents and convertible debentures are classified as Level 1. Derivative commodity contracts are classified as Level 2. Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy level. There were no transfers between levels in the fair value hierarchy in the period.
Derivative commodity contracts
In conjunction with the prepayment agreement (Note 12), TPI has also entered into a marketing contract with Mercuria to market nine million barrels of TPI’s Egypt entitlement production. The pricing of the crude oil sales will be based on indexed market prices at the time of sale.
The nature of TransGlobe’s operations results in exposure to fluctuations in commodity prices, interest rates and foreign currency exchange rates. TransGlobe monitors and, when appropriate, uses derivative financial instruments to manage its exposure to these fluctuations. All transactions of this nature entered into by TransGlobe are related to an underlying financial position or to future crude oil and natural gas production. TransGlobe does not use derivative financial instruments for speculative purposes. TransGlobe has elected not to designate any of its derivative financial instruments as accounting hedges and thus accounts for changes in fair value in net earnings at each reporting period. TransGlobe has not obtained collateral or other security to support its financial derivatives as management reviews the creditworthiness of its counterparties prior to entering into derivative contracts. The derivative financial instruments are initiated within the guidelines of the Company's corporate hedging policy. This includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions.
There were three outstanding derivative commodity contracts as at March 31, 2017 (December 31, 2016 - nil), the fair values of which have been presented as liabilities on the Condensed Consolidated Interim Balance Sheet.
The following table summarizes TransGlobe’s outstanding derivative commodity contract positions as at March 31, 2017:

Financial BRENT Crude Oil Contracts
Term		Contract	Volume bbl	Sold Swap US$/bbl	Bought Put US$/bbl	Sold Call US$/bbl
28-Mar-2017	31-Dec-2017	Collar	300,000	—	45.00	56.00
24-Mar-2017	30-Jun-2017	Swap	500,000	50.65	—	—
27-Mar-2017	30-Sep-2017	Swap	425,000	51.00	—	—

Credit risk
Credit risk is the risk of financial loss if a customer or counterparty to a financial instrument fails to fulfill their contractual obligations. The Company’s exposure to credit risk primarily relates to cash equivalents and accounts receivable, the majority of which are in respect of oil and natural gas operations. The Company generally extends unsecured credit to these parties and therefore the collection of these amounts may be affected by changes in economic or other conditions. The Company has not experienced any material credit losses in the collection of accounts receivable to date.
TransGlobe's accounts receivable related to the Canadian operations are with customers and joint interest partners in the petroleum and natural gas industry and are subject to normal industry credit risks. Receivables from petroleum and natural gas marketers are normally collected on the 25th day of the month following production. The Company currently sells its production to several purchasers under standard industry sale and payment terms. Purchasers of TransGlobe's natural gas, crude oil and natural gas liquids are subject to a periodic internal credit review to minimize the risk of non-payment. The Company has continued to closely monitor and reassess the creditworthiness of its counterparties, including financial institutions.
Trade and other receivables are analyzed in the table below. The majority of the overdue receivables are due from the EGPC. The political transition and resultant economic malaise in the country that began in 2011 resulted in irregular collection of accounts receivable from EGPC and generally a larger receivable balance, which increased TransGlobe's credit risk. Despite these factors, the Company expects to collect in full all receivables outstanding from EGPC.
In January 2015, TransGlobe began direct sales of Eastern Desert entitlement production to international buyers. The Company completed three separate direct crude sale shipments to third party buyers in 2016. Buyers are required to post irrevocable letters of credit to support the sales prior to the cargo liftings. During the first quarter of 2017, the Company sold 303,817 barrels of inventoried entitlement crude oil to EGPC for $12.7 million to cover in-country expenditures for Q1/Q2. As at March 31, 2017 the Company had collected $6.7 million of the $12.7 million in sales with EGPC.

6	Q1-2017

(000s)
Trade receivables at March 31, 2017
Neither impaired nor past due	$10,945
Impaired	—
Not impaired and past due in the following period
Within 30 days	4,253
31-60 days	—
61-90 days	—
Over 90 days	6,644
4. PETROLEUM AND NATURAL GAS SALES

	Three months ended March 31
(000s)	2017	2016
Petroleum and natural gas sales	$46,553	$29,022
Less: Royalties	24,092	11,595
Petroleum and natural gas sales, net of royalties	$22,461	$17,427
5. FINANCE REVENUE AND COSTS
Finance revenue relates to interest earned on the Company’s bank account balances and term deposits.
Finance costs recognized in earnings were as follows:

	Three months ended March 31
(000s)	2017	2016
Interest on convertible debenture	$1,089	$1,053
Interest on long-term debt	128	—
Interest on note payable	282	—
Interest on borrowing base facility	—	218
Amortization of deferred financing costs	49	158
Finance costs	$1,548	$1,429
6. CASH AND CASH EQUIVALENTS

(000s)	March 31, 2017	December 31, 2016
Cash	$21,208	$31,392
Cash equivalents	116	76
	$21,324	$31,468
As at March 31, 2017 the Company's cash equivalents balance consisted of short-term deposits with an original term to maturity at purchase of three months or less. All of the Company's cash and cash equivalents are on deposit with high credit-quality financial institutions.
7. RESTRICTED CASH
As at March 31, 2017, the Company had restricted cash of $16.4 million (December 31, 2016 - $18.3 million). Restricted cash represents a cash collateralized letter of credit facility that is used to guarantee the Company's commitments on its Egyptian exploration concessions.
8. PRODUCT INVENTORY
Product inventory consists of the Company's Egypt entitlement crude oil barrels, which is valued at the lower of cost or net realizable value. Cost includes operating expenses and depletion associated with the crude oil that is held in storage as determined on a concession by concession basis.
As at March 31, 2017, the Company had 1,528,295 barrels of entitlement oil in inventory valued at $14.74 per barrel (December 31, 2016 - 1,265,080 barrels valued at $15.49 per barrel).
9. INTANGIBLE EXPLORATION AND EVALUATION ASSETS

(000s)
Balance at December 31, 2016	$105,869
Additions	10,448
Impairment loss	(1,191)
Balance at March 31, 2017	$115,126

Q1-2017	7

The Company recorded an impairment loss of $1.2 million on its exploration and evaluation assets during the first quarter of 2017. The impairment related to the South West Gharib concession in Egypt and represents the entire intangible exploration and evaluation asset balance at South West Gharib as at March 31, 2017, as the recoverable amount of the South West Gharib cash-generating unit is nil. It was determined that an impairment loss was necessary as no commercially viable quantities of oil have been discovered at South West Gharib, and no further drilling activities are planned.
10. PROPERTY AND EQUIPMENT

	PNG	Other
(000s)	Assets	Assets	Total
Balance at December 31, 2016	$625,893	$14,572	$640,465
Additions	194	76	270
Changes in estimate for asset retirement obligations	56	—	56
Balance at March 31, 2017	$626,143	$14,648	$640,791

Accumulated depletion, depreciation, amortization and impairment losses at December 31, 2016	$415,866	$10,327	$426,193
Depletion, depreciation and amortization for the period	9,593	377	9,970
Balance at March 31, 2017	$425,459	$10,704	$436,163

Net Book Value
At December 31, 2016	$210,027	$4,245	$214,272
At March 31, 2017	$200,684	$3,944	$204,628
11. ASSET RETIREMENT OBLIGATION

(000s)
Balance at December 31, 2016	$12,099
Changes in estimates for asset retirement obligations	(6)
Asset retirement obligation accretion	60
Changes in discount rates	61
Effect of movements in foreign exchange rates	94
Balance at March 31, 2017	$12,308

TransGlobe has estimated the net present value of its asset retirement obligation to be $12.3 million as at March 31, 2017 (December 31, 2016 - $12.1 million) based on a total undiscounted future liability, after inflation adjustment, of $18.7 million (December 31, 2016 - $19.0 million). These payments are expected to be made between 2017 and 2066. TransGlobe calculated the present value of the obligations using discount rates between 0.75% and 2.31% to reflect the market assessment of the time value of money as well as risks specific to the liabilities that have not been included in the cash flow estimates. The inflation rate used in determining the cash flow estimate was 2% per annum.
At March 31, 2017 and December 31, 2016, the entire asset retirement obligation balance related to the Company's Canadian operations.
12. LONG-TERM DEBT
The Company's interest-bearing loans and borrowings are measured at amortized cost. As at March 31, 2017, the only significant interest-bearing loans and borrowings related to the Prepayment Agreement and the Note Payable are described below.
Prepayment Agreement

(000s)	March 31, 2017	December 31, 2016
Prepayment agreement	$75,000	$—
Deferred financing costs	(1,451)	—
	73,549	—
Current portion of long-term debt	—	—
	$73,549	$—
On February 10, 2017, the Company completed a $75 million crude oil prepayment agreement between its wholly owned subsidiary, TransGlobe Petroleum International Inc. ("TPI") and Mercuria Energy Trading SA ("Mercuria") of Geneva, Switzerland.
The initial advance under the prepayment agreement was used to refinance the 6.0% convertible debentures of the Company, which matured on March 31, 2017 (Note 13).
TPI's obligations under the prepayment agreement are guaranteed by the Company and the subsidiaries of TPI (the "Guarantors"). The obligations of TPI and the Guarantors will be supported by, among other things, a pledge of equity held by the Company in TPI and a pledge of equity held by TPI in its subsidiaries. The funding arrangement has a term of four years, maturing March 31, 2021 and advances bear interest at a rate of

8	Q1-2017

Libor plus 6.0%. The funding arrangement is revolving with each advance to be satisfied through the delivery of crude oil to Mercuria. Further advances become available upon delivery of crude oil to Mercuria up to a maximum of $75 million and subject to compliance with the other terms and conditions of the prepayment agreement. The prepayment agreement was initially recognized at fair value, net of financing costs, and has subsequently been measured at amortized cost. Financing costs of $1.5 million will be amortized over the term of the prepayment agreement using the effective interest rate method.
The Company is subject to certain financial covenants in accordance with the terms of the prepayment agreement. These covenants are tested on June 30 and December 31 of each year for the life of the prepayment agreement. The financial covenants are as follows:

•
the ratio of the Company's total consolidated indebtedness (calculated by including any outstanding letters of credit or bank guarantees and adding back any cash held by the Company on a consolidated basis) on each financial covenant test date to the Company's consolidated net cash generated by (used in) operating activities (where net cash generated includes the fair market value of crude oil inventory held as at the financial covenant test date) for the trailing 12 month period period ending on that financial covenant test date will not exceed 4.0:1.0;

•
the ratio of Current Assets of the Company on a consolidated basis (calculated, in the case of crude oil inventory, by adjusting the value to market value) to Current Liabilities of the Company on a consolidated basis on each financial covenant test date will not be less than 1.0:1.0; and

•
the ratio of the parent's non-consolidated asset value to the aggregate amount of indebtedness outstanding under the advance documents on each financial covenant test date will not be less than 2.0:3.0.

The Company is also subject to a cover ratio provision. The cover ratio, defined as the value of forecast entitlement crude oil production on a forward 12 month basis divided by prepayment service obligations, must not be less than 1.25:1.0. In the event the cover ratio falls below 1.25:1.0, TransGlobe must:

•	reimburse in cash the relevant portion of the advances such that the cover ratio becomes equal to or greater than 1.25:1.0; and/or

•	amend the initial commercial contract to extend its duration and amend the maturity date under the agreement.
The estimated future debt payments on long-term debt as of March 31, 2017 are as follows:

(000s)
2017	$—
2018	—
2019	1,195
2020	23,771
2021	50,034
$75,000
Note Payable
On December 20, 2016, the Company closed the acquisition of certain petroleum properties in west central Alberta, Canada. The acquisition was partially funded by a vendor take-back note of C$15.0 million ($11.3 million). The note payable has a 24-month term and bears interest at a rate of 10% per annum. Principal repayments must be made on a quarterly basis, and must be equal to or greater than 50% of the net operating income of the acquired assets.

(000s)	March 31, 2017	December 31, 2016
Note payable	$11,259	$11,162
Current portion of note payable	(7,037)	(5,581)
	$4,222	$5,581
The estimated future debt payments on the note payable as of March 31, 2017 are as follows:

($000s)
2017	5,630
2018	5,629
13. CONVERTIBLE DEBENTURES

(000s)
Balance at December 31, 2016	$72,655
Repayment	(73,375)
Fair value adjustment	151
Foreign exchange adjustment	569
Balance at March 31, 2017	$—
The convertible debentures matured on March 31, 2017 and were repaid in full on that date for their aggregate face value of C$97.8 million ($73.4 million). Repayment was made using the proceeds of the prepayment agreement (Note 12).

Q1-2017	9

14. COMMITMENTS AND CONTINGENCIES
The Company is subject to certain office and equipment leases.
Pursuant to the PSC for North West Gharib in Egypt, the Company had a minimum financial commitment of $35.0 million ($0.6 million remaining as at March 31, 2017) and a work commitment for 30 wells and 200 square kilometers of 3-D seismic during the initial-three year exploration period, which commenced on November 7, 2013. As at March 31, 2017, the Company had expended $34.4 million towards meeting that commitment. The Company received a six month extension to the initial exploration period, extending the initial exploration period to May 7, 2017. Subsequent to the end of the first quarter, the Company completed the initial exploration period work program and met all financial commitments.
Pursuant to the PSC for South West Gharib in Egypt, the Company had a minimum financial commitment of $10.0 million and a work commitment for four wells and 200 square kilometers of 3-D seismic during the initial three-year exploration period, which commenced on November 7, 2013. The Company received a six month extension, which extended the initial exploration period to May 7, 2017. Since no commercially viable quantities of oil have been discovered at South West Gharib, the Company relinquished its interest in the concession on May 7, 2017. The Company met its financial commitment during the first quarter of 2017.

Pursuant to the PSC for South Ghazalat in Egypt, the Company had a minimum financial commitment of $8.0 million and a work commitment for two wells and 400 square kilometers of 3-D seismic during the initial three-year exploration period, which commenced on November 7, 2013 and reached its primary term on November 7, 2016. Prior to expiry, the Company elected to enter the first two-year extension period (expiry November 7, 2018). The Company had met its financial commitment for the first phase ($8.0 million) and the first extension ($4.0 million), however the Company had not completed the first phase work program. Prior to entering the first extension the Company posted a $4.0 million performance bond with EGPC to carry forward two exploration commitment wells into the first extension period. The $4.0 million performance bond is supported by a production guarantee from the Company's producing concessions which will be released when the commitment wells have been drilled. In accordance with the concession agreement the Company relinquished 25% of the original exploration acreage prior to entering the first extension period. In addition, the first extension period has an additional financial commitment of $4.0 million, which has been met, and two additional exploration wells.
Pursuant to the PSC for North West Sitra in Egypt, the Company has a minimum financial commitment of $10.0 million ($5.5 million remaining) and a work commitment for two wells and 300 square kilometers of 3-D seismic during the initial three and a half year exploration period, which commenced on January 8, 2015. As at March 31, 2017, the Company had expended $4.5 million towards meeting that commitment.
In the normal course of its operations, the Company may be subject to litigations and claims. Although it is not possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies would not have a material adverse impact on the results of operations, financial position or liquidity of the Company.
The Company is not aware of any material provisions or other contingent liabilities as at March 31, 2017.
15. SHARE CAPITAL
Authorized
The Company is authorized to issue an unlimited number of common shares with no par value.
Issued

	Three months ended		Year ended
	March 31, 2017		December 31, 2016
000’s	Shares	Amount	Shares	Amount
Balance, beginning of period	72,206	$152,084	72,206	$152,084
Balance, end of period	72,206	$152,084	72,206	$152,084

10	Q1-2017

16. SHARE-BASED PAYMENTS
The Company operates a stock option plan (the “Plan”) to provide equity-settled share-based remuneration to directors, officers and employees. The number of common shares that may be issued pursuant to the exercise of options awarded under the Plan and all other Security Based Compensation Arrangements of the Company is 10% of the common shares outstanding from time to time. All incentive stock options granted under the Plan have a per-share exercise price equal to the weighted average trading price of the common shares for the five trading days prior to the date of grant. Each tranche of an award with different vesting dates is considered a separate grant for the calculation of fair value and the resulting fair value is amortized over the vesting period of the respective tranches.
The following table summarizes information about the stock options outstanding and exercisable at the dates indicated:

	Three months ended		Year ended
	March 31, 2017		December 31, 2016
		Weighted-		Weighted-
	Number	Average	Number	Average
	of	Exercise	of	Exercise
(000s except per share amounts)	Options	Price (C$)	Options	Price (C$)
Options outstanding, beginning of period	6,046	6.87	5,348	9.05
Granted	—	—	1,470	2.19
Forfeited	(723)	7.71	(54)	11.84
Expired	(45)	11.82	(718)	12.95
Options outstanding, end of period	5,278	6.71	6,046	6.87
Options exercisable, end of period	3,493	8.10	3,527	9.14
Share–based compensation
Compensation expense of $0.2 million was recorded in general and administrative expenses in the Condensed Consolidated Interim Statements of Earnings (Loss) and Comprehensive Income (Loss) and Changes in Shareholders’ Equity during the three-month period ended March 31, 2017 (2016 - $0.4 million) in respect of equity-settled share-based payment transactions. The fair value of all common stock options granted is estimated on the date of grant using the lattice-based trinomial option pricing model.
All options granted vest annually over a three-year period and expire five years after the grant date. During the period ended March 31, 2017, no stock options were exercised (2016 – nil). As at March 31, 2017 and December 31, 2016, the entire balance in contributed surplus was related to previously recognized share-based compensation expense on equity-settled stock options.
Restricted share unit, performance share unit and deferred share unit plans
In May 2014, the Company implemented a restricted share unit ("RSU") plan, a performance share unit ("PSU") plan and a deferred share unit ("DSU") plan. RSUs may be issued to directors, officers and employees of the Company, and each RSU entitles the holder to a cash payment equal to the fair market value of a TransGlobe common share on the vesting date of the RSU. All RSUs granted vest annually over a three-year period, and all must be settled within 30 days of their respective vesting dates.
PSUs are similar to RSUs, except that the number of PSUs that ultimately vest is dependent on achieving certain performance targets and objectives as set by the board of directors. Depending on performance, vested PSUs can range between 50% and 150% of the original PSU grant. All PSUs granted vest on the third anniversary of their grant date, and all must be settled within 60 days of their vesting dates.
DSUs are similar to RSUs, except that they become fully vested on the date of grant and are only issued to directors of the Company. Distributions under the DSU plan do not occur until the retirement of the DSU holder from the Company's board of directors.
The number of RSUs, PSUs and DSUs outstanding as at March 31, 2017 are as follows:

	Restricted	Performance	Deferred
	Share	Share	Share
(000s)	Units	Units	Units
Units outstanding, beginning of period	546	1,366	437
Granted	83	72	—
Forfeited	(38)	(152)	—
Units outstanding, end of period	591	1,286	437
An immaterial compensation expense was recorded in general and administrative expenses in the Condensed Consolidated Interim Statement of Earnings (Loss) and Comprehensive Income (Loss) and Changes in Shareholders' Equity during the three month periods ended March 31, 2017 and March 31, 2016 in respect of share units granted under the three plans described above. The expense related to the share units granted under these plans is measured at fair value using the lattice-based trinomial pricing model and is recognized over the vesting period, with a corresponding liability recognized on the Condensed Consolidated Interim Balance Sheet. Until the liability is ultimately settled, it is re-measured at each reporting date with changes to fair value recognized in earnings.

Q1-2017	11

17. PER SHARE AMOUNTS
The weighted-average number of common shares outstanding (basic and diluted) for the period ended March 31, 2017 was 72,205,369 (2016 - 72,205,369). These outstanding share amounts were used to calculate earnings (loss) per share in the respective periods.
In determining diluted earnings per share, the Company assumes that the proceeds received from the exercise of “in-the-money” stock options are used to repurchase common shares at the average market price. In calculating the weighted-average number of diluted common shares outstanding for the period ended March 31, 2017, the Company excluded 3,983,300 stock options (2016 – 6,664,353) as their exercise price was greater than the average common share market price in the period.
18. SEGMENTED INFORMATION
The Company has two reportable operating segments for the period ended March 31, 2017: the Arab Republic of Egypt and Canada. The Company, through its operating segments, is engaged primarily in oil and gas exploration, development and production and the acquisition of properties.
In presenting information on the basis of operating segments, segment revenue is based on the geographical location of assets which is also consistent with the location of the segment customers. Segmented assets are also based on the geographical location of the assets. There are no inter-segment sales.
The accounting policies of the operating segments are the same as the Company’s accounting policies.

	Egypt		Canada		Total
	Three months ended		Three months ended		Three months ended
	March 31		March 31		March 31
(000s)	2017	2016	2017	2016	2017	2016
Revenue
Oil sales, net of royalties	$18,125	$17,427	$4,336	$—	$22,461	$17,427
Finance revenue	2	101	—	—	2	101
Total segmented revenue	18,127	17,528	4,336	—	22,463	17,528

Segmented expenses
Production and operating	8,546	13,121	1,577	—	10,123	13,121
Transportation costs	—	—	198	—	198	—
Selling costs	—	828	—	—	—	828
Finance costs	—	—	282	—	282	—
Depletion, depreciation and amortization	6,114	9,894	2,302	—	8,416	9,894
Accretion	—	—	60	—	60	—
Realized derivative loss on commodity contracts	—	258	—	—	—	258
Unrealized derivative loss on commodity contracts	3,729	—	—	—	3,729	—
Income taxes - current	5,420	3,175	—	—	5,420	3,175
Income taxes - deferred	—	(2,197)	—	—	—	(2,197)
Impairment loss	1,191	—	—	—	1,191	—
Total segmented expenses	25,000	25,079	4,419	—	29,419	25,079
Segmented earnings (loss)	$(6,873)	$(7,551)	$(83)	$—	(6,956)	(7,551)

Non-segmented expenses (income)
General and administrative					4,446	3,523
Foreign exchange (gain) loss					(15)	5,391
Depreciation and amortization					96	122
Unrealized (gain) loss on financial instruments					151	(1,631)
Finance revenue					(23)	(136)
Finance costs					1,266	1,429
Total non-segmented expenses					5,921	8,698

Net earnings (loss) for the period					$(12,877)	$(16,249)

Capital expenditures
Exploration and development	$10,670	$4,265	$48	$—	$10,718	$4,265
Total capital expenditures					$10,718	$4,265

12	Q1-2017

The carrying amounts of reportable segment assets and liabilities are as follows:

March 31, 2017
(000s)	Egypt	Canada	Total
Assets
Intangible exploration and evaluation assets	$115,126	$—	$115,126
Property and equipment
Petroleum and natural gas assets	131,612	69,072	200,684
Other assets	2,581	—	2,581
Other	44,870	5,846	50,716
Segmented assets	294,189	74,918	369,107
Non-segmented assets			34,579
Total assets			$403,686

Liabilities
Accounts payable and accrued liabilities	$21,170	$3,044	$24,214
Derivative commodity contracts	3,729	—	3,729
Current and long-term note payable	—	11,259	11,259
Asset retirement obligation	—	12,308	12,308
Segmented liabilities	24,899	26,611	51,510
Non-segmented liabilities			80,101
Total liabilities			$131,611

December 31, 2016
(000s)	Egypt	Canada	Total
Assets
Intangible exploration and evaluation assets	$105,869	$—	$105,869
Property and equipment
Petroleum and natural gas assets	138,757	71,270	210,027
Other assets	2,785	—	2,785
Other	35,755	620	36,375
Segmented assets	283,166	71,890	355,056
Non-segmented assets			51,086
Total assets			$406,142

Liabilities
Accounts payable and accrued liabilities	$14,005	$432	$14,437
Current and long-term note payable	—	11,162	11,162
Asset retirement obligation	—	12,099	12,099
Segmented liabilities	14,005	23,693	37,698
Non-segmented liabilities			83,128
Total liabilities			$120,826

19. SUPPLEMENTAL CASH FLOW INFORMATION
Changes in non-cash working capital consisted of the following:

	Three months ended March 31
(000s)	2017	2016
Operating Activities
(Increase) decrease in current assets
Accounts receivable	$(7,006)	$527
Prepaids and other	(132)	541
Product inventory[1]	(1,470)	1,823
Increase (decrease) in current liabilities
Accounts payable and accrued liabilities	3,609	1,365
	$(4,999)	$4,256
Note:
[1] The change in non-cash working capital associated with product inventory represents the change in operating costs capitalized as product inventory in the respective periods.

Q1-2017	13

Investing Activities
Increase (decrease) in current liabilities
Accounts payable and accrued liabilities	$2,952	$1,214
	$2,952	$1,214

14	Q1-2017